Exhibit 99.2

AMETEK Promotes Dalip M. Puri to Executive Vice President and
Chief Financial Officer

Berwyn, Pa., Jan. 16, 2024 – AMETEK, Inc. (NYSE: AME) today announced the Board of Directors has elected Dalip M. Puri as Executive Vice President and Chief Financial Officer, effective April 2, 2024. Mr. Puri currently serves as Senior Vice President, Operational Finance. He will replace William J. Burke who has announced his retirement after 36 years with AMETEK.

“I am very pleased to announce Dalip’s appointment as Executive Vice President and Chief Financial Officer,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Throughout his tenure at AMETEK, Dalip has provided strong leadership within our financial organization and has led a number of important initiatives across the company. His extensive background in corporate finance, treasury, investor relations and controllership, along with his excellent leadership skills, make him ideally suited to lead AMETEK’s strong financial organization.”

Mr. Puri was promoted to Senior Vice President, Operational Finance in September 2023 after being named Vice President, Operational Finance in July 2023. Prior to that, Mr. Puri was Vice President and Group Controller since October 2021. Dalip joined AMETEK in 2017 as Vice President and Treasurer. Prior to joining AMETEK, Dalip was Vice President, Treasurer and Investor Relations at Chemtura Corporation. Earlier in his career Dalip held roles of increasing responsibility at Delphi Corporation and Hewitt Associates.

Mr. Puri holds a Bachelor of Commerce in Finance degree from Concordia University and a Master of Business Administration degree from the University of Western Ontario.

Corporate Profile
AMETEK, Inc. is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:

Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247